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                                  EXHIBIT 1.1




                         KEYSTONE INTERNATIONAL, INC.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                         [Effective:  January 1, 1997]
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                         KEYSTONE INTERNATIONAL, INC.
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                   Article I

                                    Purpose

    1.1 Purpose of Plan. The purpose of the Keystone International, Inc. Supplemental Executive Retirement Plan (the "Plan") is to advance the interests of Keystone International, Inc. (the "Company") and its subsidiaries and affiliates (hereinafter sometimes collectively or individually referred to as the "Employer") and of its shareholders by assisting the Employer in retaining and attracting certain key executives for the successful conduct of its business. The Employer hopes to accomplish this objective by providing for certain supplemental retirement benefits and death benefits for such executives.

    1.2 ERISA Status. The Plan is intended to qualify for the exemptions under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                                  Article II

                                  Definitions

    2.1 "Accrued Benefit" means, as calculated as of a particular date, the Supplemental Retirement Benefit under Section 4.2 with Final Average Compensation, offsets of employer-provided benefits, and Years of Service (Service Prorate Factor) calculated as of the particular date.

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    2.2   "Actuarial Basis" means a determination based on the following actuarial assumptions:

          (i)   Interest Rate Assumptions:

                         . For lump sums - 30 year U.S. Treasury Bill rate in effect as of the January 1st of the calendar year such benefit is paid.

                         .  For life annuities - 7% fixed rate.

          (ii) Mortality assumptions - 83 GAM Mortality Table (male table for a Participant and female table for the Spouse)

    2.3 "Actuarially Equivalent" means a benefit which has the same value, on an Actuarial Basis, as the benefit that it replaces.

    2.4 "Actuary" means the actuary utilized by the Administrative Committee for purposes of computing benefits under this Plan.

    2.5 "Administrative Committee" means the committee designated to administer the Plan.

    2.6  "Board" means the Board of Directors of the Company.


    2.7 "Cause" means (i) an act or acts of personal dishonesty taken by a Participant and intended to result in personal enrichment of Participant at the expense of the Company, (ii) repeated material breaches by a Participant of Participant's employment obligations with the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on Participant's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (iii) the conviction of a Participant of a felony.

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    2.8   "Change of Control" means:

          (i) The acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

          (ii) Individuals who, as of January 1, 1997, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, however, that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

          (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to

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                vote generally in the election of directors of
                the reorganized, merged or consolidated Company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; provided, however, that a judicially supervised reorganization under 11 U.S.C. (S)101 et. seq. shall not be considered a Change of Control.

    2.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    2.10 "Company" means Keystone International, Inc., or any successor thereto.

    2.11 "Compensation" means a Participant's total annual pay, including base pay, bonus, incentive pay, 401(k) deferrals, any deferrals into any non-qualified plans maintained by the Company, or any other programs which reduce current pay (including, but not limited to, Section 125 deferrals).

    2.12  "Compensation Committee" means the Compensation Committee of the
Board.

    2.13 "Disability" means the total and permanent disability of a Participant within the meaning of the Company's long-term disability policy or as otherwise determined by the Administrative Committee on the basis of proper medical evidence.

    2.14 "Effective Date" means January 1, 1997, which is the effective date of the Plan.

    2.15 "Employer" means the Company and its subsidiaries and affiliates (collectively or individually).

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    2.16  "Final Average Compensation" means the average Compensation for the most recent three (3) consecutive and completed calendar years of employment. For purposes of the preceding sentence:

          (i) Compensation in the year of termination shall be included only if Participant's date of termination was December 31 of the year of termination (or the last business day of the year if earlier).

          (ii) If the number of completed calendar years during which a Participant was employed by the Employer is less than three (3), "Final Average Compensation" shall mean the total Compensation for the period of employment divided by the number of completed months of employment, multiplied by twelve (12).

     2.17 "Good Reason" means the termination of employment by a Participant within three years after a Change of Control on account of the following:

          (i) the assignment to Participant of any duties inconsistent in any respect with Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned during the 90-day period immediately preceding the Change of Control, or any other action by the Company or any affiliate which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Participant;

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          (ii)  any failure by the Company to comply with any of the provisions of any employment contract, severance agreement or any other arrangement entered into between the Company and Participant, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by a Participant;

          (iii) the Company's requiring Participant to be based at any office or location other than the location where Participant was employed immediately preceding the Change of Control or any office or location which is the headquarters of the Company which is more than 34 miles from such pre-Change of Control location, except for travel reasonably required in the performance of Participant's responsibilities;

          (iv) any purported termination by the Company of Participant's employment otherwise than as expressly permitted by any employment contract or severance agreement between the Company and Participant; or

          (v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform all contracts and agreements between the Company and Participant in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (for these purposes,

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                the "Company" shall mean the Company and any successor to its business and/or assets).

    For these purposes, any good faith determination of "Good Reason" made by a Participant shall be conclusive.

    2.18 "Participant" means any employee designated in writing by the Compensation Committee as a Participant in the Plan.

    2.19 "PIA" means the Social Security Primary Insurance Amount commencing at age 65, based on the law in effect at the date of calculation. If the Accrued Benefit is calculated as of an age prior to age 65, the PIA will be the amount projected to age 65 assuming Participant has no future pay accruals as of the particular date.

    2.20 "Plan" means the "Keystone International, Inc. Supplemental Executive Retirement Plan" as set forth herein and as amended from time to time.

    2.21 "Retirement" means the termination of a Participant's employment with the Employer on or after the date on which Participant attains age 65.

    2.22 "Spouse" means the individual to whom a Participant is legally married on the date of retirement, disability, death, or at any time a benefit is paid hereunder to a Participant, if earlier.

    2.23 "Supplemental Retirement Benefit" means the normal form of benefit payable under this Plan, which is a single life annuity form of benefit for a Participant commencing at age 65, or if later, actual retirement. The methodology for computing the Supplemental Retirement Benefit is defined in
Section 4.2 hereof.

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    2.24  "Year of Service" means the 12-month period, commencing on a
Participant's date of hire, during which Participant was employed on a full-time basis by the Employer.

                                  Article III

                               Forms of Benefits

    3.1 Supplemental Retirement Benefit. The Supplemental Retirement Benefit, as defined in Section 2.23, means the Accrued Benefit payable in a life annuity form for Participant's lifetime commencing at age 65. Each other form of benefit hereunder will be Actuarially Equivalent to the Supplemental Retirement Benefit.

    3.2 Joint and 66 2/3% Contingent Benefit. The Joint and 66 2/3% Contingent benefit is Actuarially Equivalent to the Supplemental Retirement Benefit. This benefit is payable for the life of a Participant and upon the death of the Participant, two thirds of such amount will be paid to the surviving Spouse, if any, for life.

    3.3 Lump Sum. An immediate single payment made to a Participant that is Actuarially Equivalent to the Supplemental Retirement Benefit. In calculating the Actuarially Equivalent value of the Supplemental Retirement Benefit, the Supplemental Retirement Benefit is assumed to commence at the later of age 65 or Retirement.

    3.4 Optional Forms of Benefit Election. No later than age 63, a Participant may elect out of the life only form of benefit and elect either a Lump Sum or, if a Participant is married, a Joint and 66 2/3% Contingent benefit. Such election must be in writing on a form approved by the Administrative Committee. The most recent form on file with the Administrative Committee shall govern.

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    Notwithstanding any optional form of benefit election previously made by a Participant, if, as of the date Plan benefits are to commence Participant is not married, any previous Joint and 66 2/3% Contingent benefit election shall revert to a life only form.

                                  Article IV
                             Supplemental Benefits

    4.1 Benefit Limitations. Benefits under this Plan are only payable in accordance with this Article IV or Section 9.10. To the extent a Participant terminates employment with the Employer and does not satisfy one of the Plan benefit provisions of this Article IV, no benefits will be payable under this Plan.

    4.2 Supplemental Retirement Benefit. Except as set forth in this Article IV or otherwise, a Supplemental Retirement Benefit provided hereunder shall be payable to a Participant only if a Participant retires on or after age 65. This benefit computation shall be made as of a Participant's Retirement, and shall be calculated as (a)-(b)-(c), with such net amount multiplied by (d) where:

          (a)  equals 50% of Final Average Compensation

          (b)  equals 100% of the PIA

          (c) equals 100% of all employer-provided benefits derived from any of Participant's former employer's (or the current Employer's) tax-qualified retirement plans and non-qualified deferred compensation plans or arrangements. The Actuary shall convert any such employer-provided benefits to an annuity payable in the normal form (i.e. a life annuity commencing at Participant's age
               65) in accordance with the applicable plan or, if no conversion is specified, the Actuarial Basis as defined herein shall be used. In the case of a defined contribution type plan, such account balance shall be accumulated with interest from the date of the calculation to age 65 (only when the calculation date of the Supplemental Retirement Benefit is less than age 65) using the 30 year U.S. Treasury Bill rate in effect as of the January 1st of the calendar year such calculation is made.

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          (d)  equals a Service Prorate Factor based on the number of Years of
               Service at retirement. This factor is defined in the following table:

               YEARS OF SERVICE AT RETIREMENT       SERVICE PRORATE FACTOR
               10                                   100%
                9                                    95
                8                                    90
                7                                    85
                6                                    80
                5                                    75
                4                                    70
                3                                    65
                2                                    60
                1                                    55
                0                                    50

    With respect to the foregoing table, if a Participant has service that is in between a full Year of Service, such service shall be interpolated based upon the number of months completed in the applicable 12-month period. The Supplemental Retirement Benefit shall commence as of the first day of the month coinciding with or next following the date on which a Participant's employment with the Employer terminates by reason of Retirement.

    4.3 Supplemental Disability Benefits. A Participant whose employment with the Employer terminates by reason of Disability shall receive a Supplemental Disability Benefit under this Plan commencing as of the first day of the month coinciding with or next following the date on which such Participant's employment with the Employer terminates by reason of such Disability .

    The Supplemental Disability Benefit is calculated as (a) x (b) x (c) x (d) where:

    (a) equals the Accrued Benefit computed as of the date a Participant's employment with the Employer is terminated on account of Disability.

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    (b)   equals an Early Retirement Factor based on a Participant's age at
          Disability.  This factor is defined in the following table:

               PARTICIPANT'S AGE AT DISABILITY      EARLY RETIREMENT FACTOR
               65                                   100%
               64                                    94
               63                                    88
               62                                    82
               61                                    76
               60                                    70
               59                                    64
               58                                    58
               57                                    52
               56                                    46
               55 or less                            40

    (c) equals an Actuarially Equivalent early commencement factor for the commencement of benefits prior to age 55. Note, if a Participant is age 55 or older, this factor will equal 1.0.

    (d) equals an Actuarially Equivalent Joint and 66 2/3% Contingent benefit factor, if married.

With respect to the foregoing table, if a Participant has service that is in between a full Year of Service, such service shall be interpolated based upon the number of months completed in the applicable 12-month period. This benefit is paid for the life of a Participant if Participant is single as of the date of his Disability or as a Joint and 66 2/3% Contingent benefit if married.

    4.4 Supplemental Death Benefit. If a married Participant dies prior to Retirement, the Participant's surviving Spouse shall receive, commencing as of the first day of the month next following the date of the Participant's death, a Supplemental Death Benefit under this Plan.

    The Supplemental Death Benefit is calculated as (a) x (b) x (c) x (d) x (e) where:

    (a) equals the Accrued Benefit computed as of the date of a Participant's death.

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    (b)   equals an Early Retirement Factor based on a Participant's age at death.  This factor is defined in the following table:

               PARTICIPANT'S AGE AT DEATH           EARLY RETIREMENT FACTOR
               65                                   100%
               64                                   94
               63                                   88
               62                                   82
               61                                   76
               60                                   70
               59                                   64
               58                                   58
               57                                   52
               56                                   46
               55 or less                           40

    (c) equals an Actuarially Equivalent early commencement factor for the commencement of benefits prior to age 55. Note, if a Participant is age 55 or older, this factor will equal 1.0.

    (d) equals an Actuarially Equivalent Joint and 66 2/3% Contingent benefit factor.

    (e)   equals 2/3.

With respect to the foregoing table, if a Participant has service that is in between a full Year of Service, such service shall be interpolated based upon the number of months completed in the applicable 12-month period. This benefit is paid for the life of the Spouse.

    4.5 Change of Control. Upon a Change of Control, the Company will establish an irrevocable "rabbi trust" and immediately fund such trust with assets sufficient to cover the value of the Accrued Benefit payable as a Lump Sum to a Participant calculated as if the Participant terminated employment concurrent with the Change of Control. On each January 1st thereafter, a determination will be made by the Actuary as to the value of the Accrued Benefit payable as a Lump Sum as of such January

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1st without regard to eligibility for payment. Annual funding by the Company, equal to the shortfall, if any, between the value of the Lump Sum and the amount of funds accumulated in the rabbi trust will be made no later than thirty (30) days after such shortfall is certified by the Actuary and such certification is provided to the Company.

          In the event of a Change of Control, all of the obligations of the Company under the Plan shall continue to be enforceable against the Company and any successor to all or substantially all of the Company's business or assets.

          If, within three years following a Change of Control (i) a Participant's employment with the Company is terminated for any reason (other than on account of Disability, death, by the Company for Cause, or by a Participant other than on account of Good Reason), or (ii) as a result of a Change of Control, a Participant's employment position (including status, offices, titles and reporting requirements), authority, duties and responsibilities are not at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90 day period immediately preceding the Change of Control, or (iii) a Participant's services are required to be performed (a) at a location other than the location where the Participant was employed immediately preceding the Change of Control or (b) at any office or location of the Company which is more than 34 miles from the Participant's pre-Change of Control job location, the Participant will be entitled to payment of his/her Accrued Benefit, computed as of the date set out in (i), (ii) or (iii) above, whichever is applicable. This Accrued Benefit shall be paid in the form of a Lump Sum as soon as practicable thereafter.

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    4.6   Involuntary Termination Other Than For Cause.  Notwithstanding any
other provision herein, if a Participant's employment is terminated by the Company for any reason other than for Cause, such Participant will be entitled to payment of his/her Accrued Benefit as of the date of such termination of employment. This Accrued Benefit shall be paid in the form of a Lump Sum as soon as practicable thereafter.

                                   Article V

                               Method of Payment

     5.1 Nature and Source of Payments. The Company's obligation to make payments under the Plan is a contractual obligation only. The Company's obligation is unfunded and unsecured, and all benefits hereunder shall be paid by the Company out of its general assets. Nothing herein, and no action taken pursuant to the provisions hereof, shall be deemed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant, or other person. Except in the event of a Change of Control, no special or separate fund shall be established nor shall any other segregation of assets be made to assure the payment of benefits under the Plan. Participants shall not have any interest in or lien against any particular asset of the Company by
virtue of the existence of the Plan.   Participants' rights hereunder shall be
limited to those of general unsecured creditors of the Company, and all assets used to pay benefits pursuant to the Plan shall be subject to the claims of the general creditors of the Company.

    5.2 Payment of Benefits to Others. If the Administrative Committee finds that any Participant is unable to care for his or her affairs by reason of illness or other disability, any amount to be distributed to such Participant hereunder (unless prior claim

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thereto shall have been made by a duly qualified guardian or other legal representative) may, in the discretion of the Administrative Committee, be paid to the Spouse, child, parent, brother or sister of such person or to any other person deemed by the Administrative Committee to be maintaining or responsible for the maintenance of the Participant. Any such payment shall be a payment for the account of the person entitled to receive such distribution, and shall constitute a complete discharge of any liability therefor under the Plan.

    5.3 Delivery of Benefit Payments. All payments under the Plan shall be delivered in person or mailed to the last known address of a Participant (or to that of any other person entitled to such payments under the terms of the Plan). In no event shall any delay as a result of the inability of the Administrative Committee, by a reasonably diligent attempt by mail, to locate any Participant or applicable Spouse give rise to any claim for interest with respect to any amount payable pursuant to the Plan.

    5.4 Overpayments. In the event that the Administrative Committee determines that the benefits actually paid with respect to a Participant, or Spouse, if applicable, exceed the benefits that were properly payable pursuant to the Plan, the Administrative Committee may, in addition to exercising any other legal remedies available, reduce or suspend future benefits in any manner that the Administrative Committee in its sole discretion deems equitable.

    5.5 Current Address. Participants shall be responsible for furnishing the Administrative Committee with their correct current address.

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    5.6   Release. If in the opinion of the Administrative Cimmittee any present former or future spouse of a Participant shall by reason of the law of any jurisdiction appear to have any interest in the benefits that might be or become payable under the Plan to such Participant, the Administrative Committee may, as a condition precedent to the making of a benefit payment hereunder, require such written release or releases, or such other proof in lieu thereof, as in its discretion it shall determine to be necessary, desirable or appropriate either to protect the rights of any such present, former or future spouse or to prevent or avoid any conflict or multiplicity of claims with respect to the payment of any benefits under the Plan.

                                  Article VI

                    Suspension and Termination of Benefits

    6.1 Termination of Supplemental Disability Benefits. If any Participant who is receiving Supplemental Disability Benefits becomes employed in a position that the Administrative Committee determines, in its sole discretion, is inconsistent with the purpose intended to be served by providing such benefits under the Plan, such benefits may be stopped by the Administrative Committee.

                                  Article VII

                           Administrative Committee

    7.1 Appointment and Membership. The Administrative Committee shall initially consist of the following individuals:

    Bruce M. Taten
    Francis S. Kalman
    James M. Sweet

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The members of the Administrative Committee shall serve until resignation, death or removal by the Compensation Committee. Any member of the Administrative Committee may resign at any time by mailing written notice of such resignation to the Compensation Committee. Any member of the Administrative Committee may be removed by the Compensation Committee with or without cause. Vacancies in the Administrative Committee arising by resignation, death, removal or otherwise shall be filled by such persons as may be appointed by the Compensation Committee.

    7.2 Powers and Duties. In addition to any powers and duties specified in other provisions hereof and any implied powers and duties that may be needed to carry out the provisions of the Plan, the Administrative Committee shall have the following specific powers and duties:

          (a) To interpret the Plan and to decide any and all matters hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions;

          (b) To adopt and enforce from time to time such rules and regulations, and to prescribe such forms and take such other actions, not inconsistent with the declared purposes of the Plan, as it may deem necessary to enable it to administer the Plan and to carry out the provisions hereof;

          (c) To determine the amount and method of payment of benefits that shall be payable to any Participant, or Spouse, if applicable, in accordance with the provisions of the Plan;

          (d) To appoint other persons to carry out such responsibilities under the Plan as it may determine and

          (e) To employ one or more persons, including the Actuary, to render advice with respect to any of its responsibilities under the Plan.

    7.3 Actions of Administrative Committee. The Administrative Committee shall establish appropriate procedures to conduct its operations and to carry out its rights

                                       18
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and duties under the Plan.  These procedures shall cover
meetings, quorums and voting, and may cover written consents in lieu of meetings and other matters.

    7.4 Authority and Liability of the Administrative Committee. All decisions and directions made or given by the Administrative Committee in the exercise of its powers and duties hereunder prior to the date on which a Change of Control occurs shall be final and binding upon all parties concerned. Except as otherwise provided by law, no member of the Administrative Committee shall be liable to the Company or to any Participant or other persons by reason of the exercise in good faith of any power or discretion vested in such member by the terms of the Plan.

    7.5 Benefit Claims Procedure. A claim for a benefit under the Plan by any person shall be filed with the Administrative Committee in the manner and governed by procedures set forth in the Keystone International, Inc. 401(k) Plan, as amended from time to time, or other procedures established by the Administrative Committee.

    7.6 Compensation and Expenses. The members of the Administrative Committee shall serve without compensation for their services, but all expenses of the Administrative Committee and all other expenses incurred in administering the Plan shall be paid by the Employer.

    7.7 Indemnification. The Company shall indemnify the members of the Compensation Committee, and members of the Administrative Committee against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such indemnified person is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his or her duties; provided that within 60 days after the institution of any such action, suit or proceeding an indemnified person has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding.

                                 Article VIII

                           Amendment and Termination

    8.1 Power to Amend and Terminate Reserved. The Board shall have the right to amend or modify the terms of the Plan at any time, retroactively or prospectively, and may terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall in any way reduce, adversely affect, or impair any Participant's current Accrued Benefit pursuant to the terms and conditions of the Plan as in effect on the date immediately preceding such amendment unless the affected Participant agrees in writing to such amendment, modification or termination of the Plan which gives rise to such reduction in the Participant's current Accrued Benefit. After a Change of Control, neither the Board nor any successor shall have the right to terminate the Plan.

                                       20
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                                  Article IX

                                 Miscellaneous

    9.1 Plan Does Not Affect the Rights of Participants. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Employer, to interfere with the rights of the Employer to discharge any Participant at any time, or to interfere with a Participant's right to terminate his or her employment at any time.

    9.2 Nonalienation and Nonassignment. No amounts payable or to become payable under the Plan to Participants (or Spouses, if applicable) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, and if any Participant or Spouse, if applicable, shall attempt to or shall anticipate, alienate, sell, transfer, assign, pledge or encumber the same prior to distribution as herein provided, or if by bankruptcy or other events his or her benefits would devolve upon anyone other than a Participant or Spouse, if applicable, then the Administrative Committee, in its sole discretion, may cause the interest of such Participant or Spouse, if applicable, in any such amounts to be terminated and to be held or applied to or for the benefit of such person or persons and in such manner as the Administrative Committee may deem proper.

    9.3 Tax Withholding. The Employer shall have the right to deduct from any payments to any payee under the Plan any taxes required by law to be withheld with respect to any amounts payable under the Plan. Participants shall pay all taxes on

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

amounts paid under the Plan to the extent that taxes are not withheld, irrespective of whether withholding is required.

    9.4 Setoffs. To the fullest extent permitted by law, any amounts owed by a Participant to the Employer may be deducted by the Employer from any benefits otherwise payable under this Plan to the Participant, or his Spouse, if applicable.

    9.5 Construction. Unless the context clearly indicates to the contrary, the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa.

    9.6 Applicable Law. The terms and provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA or other federal law.

    9.7 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and upon the Participants and their heirs, legal representatives and assigns in accordance with its terms.

    9.8 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

    9.9 Entire Plan. This Plan constitutes the entire Plan with respect to the subject matter hereof and supersedes any and all other prior agreements and understandings, both written and oral, if any, among the Employer and the Participants with respect to the subject matter hereof.

    9.10 Certain Additional Payments by the Company. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment under this Plan to or for the benefit of any Participant (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then such Participant shall be entitled to receive an additional payment under the Plan (or directly from the Company) (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes, including any income or Excise Tax imposed upon the Gross-Up Payment, the net amount payable to the Participant hereunder shall be equal to the aggregate amount the Participant would have received hereunder if such Excise Tax were not applicable.

    Except as otherwise specifically provided in this Section, all determinations required to be made under this Section, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen & Co. (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and a Participant within 25 days of the date benefits are to commence hereunder, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph, shall be paid to a Participant within 5 days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable to a Participant, it shall furnish the Participant with an opinion that the Participant has substantial authority not to report any Excise Tax on the Participant's federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to the next following paragraph and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

    A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company (or the Plan) of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after a Participant knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. A Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies a Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;


          (iii) cooperate with the Company in good faith in order to effectively contest such claim;

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

    If, after the receipt by a Participant of an amount advanced by the Company pursuant to this Section, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements hereunder) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by a Participant of an amount advanced by the Company pursuant to this Section, a determination is made that the Participant shall not be entitled to any refund with respect to such claims and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

    IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and its corporate seal to be affixed hereto as of the _____ day of _____________________, 1997.


                                    KEYSTONE INTERNATIONAL, INC.



                                    By:______________________________________
                                    Name:____________________________________
                                    Title:___________________________________

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